                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               AMERICREDIT CORP.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                               AMERICREDIT CORP.
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                               AMERICREDIT CORP.
                               200 BAILEY AVENUE
                            FORT WORTH, TEXAS 76107

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD NOVEMBER 4, 1998

                               ----------------

To Our Shareholders:

  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of AmeriCredit Corp. (the "Company") will be held at the Fort Worth Club, in the City of Fort Worth, Texas on the 4th day of November, 1998, at 10:00 a.m. (local time) for the following purposes:

    1. To elect eight (8) directors to hold office until the next annual election of directors by shareholders or until their respective successors are duly elected and qualified;

    2. To consider and act upon a proposal to amend the AmeriCredit Corp. Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), reserved under the Purchase Plan from 500,000 shares to 1,000,000 shares of Common Stock;

    3. To consider and act upon a proposal to approve and adopt the 1998 Limited Stock Option Plan for AmeriCredit Corp. (the "1998 Plan");

    4. To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending June 30, 1999; and

    5. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on September 11, 1998, the Record Date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed.

  You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                    Chris A. Choate
                                                       Secretary

Dated: September 25, 1998

                               AMERICREDIT CORP.

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD NOVEMBER 4, 1998

                               ----------------

                   SOLICITATION AND REVOCABILITY OF PROXIES

  The accompanying proxy is solicited by the Board of Directors on behalf of AmeriCredit Corp., a Texas corporation ("AmeriCredit" or the "Company"), to be voted at the 1998 Annual Meeting of Shareholders of AmeriCredit (the "Annual Meeting") to be held on November 4, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND IN FAVOR OF THE OTHER PROPOSALS SET FORTH IN THE NOTICE.

  The principal executive offices of AmeriCredit are located at 200 Bailey Avenue, Fort Worth, Texas 76107. AmeriCredit's mailing address is the same as its principal executive offices.

  This Proxy Statement and accompanying proxy are being mailed on or about September 25, 1998. AmeriCredit's Annual Report covering the Company's fiscal year ended June 30, 1998 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

  The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at the Company's principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no such revocation shall be effective until such notice has been received by the Company at or before the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

  In addition to the solicitation of proxies by use of the mail, the directors, officers and regular employees of the Company may solicit the return of proxies either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. AmeriCredit has also retained Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies from shareholders and will pay CIC a fee of approximately $7,500 for its services and will reimburse such firm for its out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward solicitation materials to the beneficial owners. The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares and other costs of solicitation, will be borne by AmeriCredit.

                            PURPOSES OF THE MEETING

  At the Annual Meeting, the shareholders of AmeriCredit will consider and vote on the following matters:

    1. The election of eight (8) directors to hold office until the next annual election of directors by shareholders or until their respective successors are duly elected and qualified;

    2. A proposal to approve an amendment to the AmeriCredit Corp. Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock reserved under the Purchase Plan from 500,000 shares to 1,000,000 shares of Common Stock;

    3. A proposal to approve and adopt the 1998 Limited Stock Option Plan for AmeriCredit Corp. (the "1998 Plan");

    4. The ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending June 30, 1999; and

    5. The transaction of such other business that may properly come before the Annual Meeting or any adjournments thereof.

                               QUORUM AND VOTING

  ALL NUMBERS RELATED TO STOCK PRICES AND SHARES OF COMMON STOCK CONTAINED IN THIS PROXY STATEMENT ARE STATED ON A PRE-SPLIT BASIS (I.E., SUCH NUMBERS DO NOT REFLECT THE TWO-FOR-ONE STOCK SPLIT PAYABLE IN THE FORM OF A 100% STOCK DIVIDEND TO BE DISTRIBUTED BY THE COMPANY ON SEPTEMBER 30, 1998).

  The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on September 11, 1998 (the "Record Date"). On the Record Date, there were 31,098,320 shares of Common Stock of the Company, par value $0.01 per share, outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting is required for the election of directors and the affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting is required for the approval of the amendment to the Purchase Plan, the approval of the 1998 Plan and for the ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending June 30, 1999.

  Abstentions and broker non-votes are counted towards determining whether a quorum is present. Broker non-votes will not be counted in determining the number of shares voted for or against the proposed matters, and therefore will not affect the outcome of the vote. Abstentions on a particular item (other than the election of directors) will be counted as present and voting for purposes of any item on which the abstention is noted, thus having the effect of a "no" vote as to that proposal because each proposal (other than the election of directors) requires the affirmative vote of a majority of the shares voting at the meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

           PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

  The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date, by (i) each current director and nominee for director of the Company; (ii) each Named Executive Officer (as defined in the "Executive Compensation--Summary Compensation Table" on page 9 of this Proxy Statement);
(iii) all present executive officers and directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent of the presently outstanding Common Stock.

                                                               COMMON STOCK      PERCENT OF
                                                                   OWNED         CLASS OWNED
                                                              BENEFICIALLY(1)  BENEFICIALLY(1)
                                                              ---------------  ---------------
   Regan Partners, L.P. ...................................      2,127,800(2)        6.84%
   Montgomery Asset Management, LLC........................      1,647,000(3)        5.30%
   Vinick Asset Management.................................      2,454,400(4)        7.89%
   Clifton H. Morris, Jr. .................................      1,166,947(5)        3.63%
   Michael R. Barrington...................................        608,700(6)        1.92%
   Daniel E. Berce.........................................        798,030(7)        2.50%
   Edward H. Esstman.......................................        517,606(8)        1.64%
   A. R. Dike..............................................         30,738(9)          *
   James H. Greer..........................................        230,000(10)         *
   Gerald W. Haddock.......................................         20,000(11)         *
   Douglas K. Higgins......................................        103,000(12)         *
   Kenneth H. Jones, Jr. ..................................        200,000(13)         *
   Michael T. Miller.......................................         53,952(14)         *
   All Present Executive Officers and Directors
    as a Group (13 Persons)(5)(6)(7)(8)(10)(11)(12)(13)(14).     3,982,116          11.44%

--------
  *  Less than 1%

 (1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The percentages are based upon 31,098,320 shares outstanding as of the Record Date, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date are based upon the sum of 31,098,320 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of the Record Date held by them, as indicated in the following notes.

 (2) As of the Record Date, the Company has been informed that Regan Partners, L.P. ("Regan Partners"), Athena Partners, L.P. ("Athena"), Basil P. Regan, Lenore Robins and Lee R. Robins hold an aggregate of 2,127,800 shares. An additional 145,300 shares are held by certain trusts and other investment funds controlled by such group of persons, as to which beneficial ownership is disclaimed. The address of Regan Partners and Basil P. Regan is 6 East 43rd Street, New York, New York 10017; the address of Athena, Lenore Robins and Lee R. Robins is 32 East 57th Street, New York, New York 10022.

 (3) As of the Record Date, the Company has been informed that Montgomery Asset Management, LLC ("Montgomery") holds an aggregate of 1,647,000 shares in various investment funds for which Montgomery serves as investment advisor and over which Montgomery has sole or shared voting and investment power. The address of Montgomery is 101 California Street, San Francisco, California 94111.

 (4) A Form 13G filed with the Securities and Exchange Commission on August 27, 1998, reports that VGH Partners, L.L.C., Vinick Partners, L.P., Vinick Asset Management, L.P., Jeffrey N. Vinick, Michael S. Gordon, Mark
     D. Hostetter and Vinick Asset Management, L.L.C. (collectively, the "Vinick Group") hold an aggregate of 2,454,400 shares. The address for the Vinick Group is 260 Franklin Street, Boston, Massachusetts 02110.

 (5) This amount includes 1,075,999 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount also includes 38,136 shares of Common Stock in the name of Sheridan C. Morris, Mr. Morris' wife.

 (6) This amount includes 600,440 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (7) This amount includes 765,607 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (8) This amount includes 484,333 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (9)This amount includes 3,500 shares of Common Stock held in the name of Sara
   B. Dike, Mr. Dike's wife.

(10) This amount consists of 230,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 19,606 shares of Common Stock held by Mr. Greer's wife as separate property, as to which Mr. Greer disclaims any beneficial interest.

(11) This amount consists of 20,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(12) This amount includes 30,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 17,000 shares held in trust for the benefit of certain family members of Mr. Higgins, as to which Mr. Higgins disclaims any beneficial interest.

(13) This amount includes 190,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(14) This amount includes 51,840 shares subject to stock options that are currently exercisable or exercisable within 60 days.

                             ELECTION OF DIRECTORS
                                   (ITEM 1)

  The Company's Bylaws provide that the number of directors which shall constitute the whole board shall be fixed from time to time by resolution of the Board of Directors or shareholders but shall not be less than three (3) nor more than fifteen (15). At a meeting of the Board of Directors on August 6, 1998, the number of directors comprising the Board of Directors for the ensuing year was set at eight (8). Mr. Gerald W. Haddock has decided to not seek re-election to the Board of Directors and, accordingly, his term will expire on November 4, the date of the 1998 Annual Meeting.

  Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the offices of directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors shall have been duly elected and shall have qualified. Other than Mr. Dike, each of the nominees is presently a director of the Company. Information regarding each nominee is set forth in the table and text below:

                                                             YEAR FIRST
                                  PRINCIPAL OCCUPATION &      ELECTED      OFFICE(S) HELD IN
        NOMINEE           AGE        BUSINESS ADDRESS         DIRECTOR        AMERICREDIT
        -------           ---     ----------------------     ----------    -----------------
Clifton H. Morris, Jr. .  63  Chairman of the Board and         1988    Chairman of the Board
                               Chief Executive Officer                   and Chief Executive
                                                                         Officer
                              AmeriCredit Corp.
                               200 Bailey Avenue
                               Fort Worth, TX 76107
Michael R. Barrington...  39  Vice Chairman, President and      1990    Vice Chairman, President
                               Chief Operating Officer                   and Chief Operating
                              AmeriCredit Corp.                          Officer and Director
                               200 Bailey Avenue
                               Fort Worth, TX 76107
Daniel E. Berce.........  44  Vice Chairman and Chief           1990    Vice Chairman and Chief
                               Financial Officer                         Financial Officer and
                              AmeriCredit Corp.                          Director
                               200 Bailey Avenue
                               Fort Worth, TX 76107
Edward H. Esstman.......  57  President and Chief Operating     1996    Executive Vice
                               Officer                                   President--Auto Finance
                                                                         Division
                              AmeriCredit Financial                      and Director
                               Services, Inc.
                               200 Bailey Avenue
                               Fort Worth, TX 76107
A.R. Dike...............  62  President                         --      Nominee
                              Willis Corroon Life, Inc. of
                               Texas
                               Suite 3050
                               301 Commerce Street
                               Fort Worth, TX 76102
James H. Greer..........  71  Chairman of the Board             1990    Director
                              Shelton W. Greer Co., Inc.
                               3025 Maxroy Street
                               P.O. Box 7327
                               Houston, TX 77248

                                                            YEAR FIRST
                                 PRINCIPAL OCCUPATION &      ELECTED      OFFICE(S) HELD IN
        NOMINEE          AGE        BUSINESS ADDRESS         DIRECTOR        AMERICREDIT
        -------          ---     ----------------------     ----------    -----------------
Douglas K. Higgins...... 48  Private Investor                  1996    Director
                             Higgins & Associates
                              101 W. Randol Mill
                              Suite 150
                              Arlington, TX 76011
Kenneth H. Jones, Jr. .. 63  Vice Chairman                     1988    Director
                             KBK Capital Corporation
                              Suite 2200
                              301 Commerce Street
                              Fort Worth, TX 76102

  CLIFTON H. MORRIS, JR. has been Chairman of the Board and Chief Executive Officer of the Company since May 18, 1988, and was also President of the Company from such date until April 1991 and from April 1992 to November 1996. Mr. Morris is also a director of Service Corporation International, a publicly held company which owns and operates funeral homes and related businesses, and Cash America International, a publicly held pawn brokerage company.

  MICHAEL R. BARRINGTON has been Vice Chairman, President and Chief Operating Officer of the Company since November 1996 and was Executive Vice President, Chief Operating Officer of the Company from November 1994 until November 1996. Mr. Barrington was a Vice President of the Company from May 1991 until November 1994. From its formation in July 1992 until November 1996, Mr. Barrington was also the President and Chief Operating Officer of AmeriCredit Financial Services, Inc. ("AFSI"), a subsidiary of the Company.

  DANIEL E. BERCE has been Vice Chairman and Chief Financial Officer of the Company since November 1996 and was Executive Vice President, Chief Financial Officer and Treasurer for the Company from November 1994 until November 1996. Mr. Berce was Vice President, Chief Financial Officer and Treasurer for the Company from May 1991 until November 1994.

  EDWARD H. ESSTMAN has been President and Chief Operating Officer of AFSI since November 1996. Mr. Esstman was Executive Vice President, Director of Consumer Finance Operations of AFSI from November 1994 until November 1996 and was Senior Vice President, Director of Consumer Finance of AFSI from AFSI's formation in July 1992 until November 1994. Mr. Esstman has also been Executive Vice President--Auto Finance Division for the Company since November 1996 and Senior Vice President and Chief Credit Officer for the Company from November 1994 until November 1996.

  A. R. DIKE has been President of Willis Corroon Life, Inc. of Texas (a private insurance agency) since 1991. He was Chairman and Chief Executive Officer of The Insurance Alliance, Inc. from January 1988 until September 1991. Mr. Dike also serves on the Board of Directors of Cash America International and Hallmark Financial Services, Inc., a publicly held company engaged in the insurance business.

  JAMES H. GREER is Chairman of the Board of Shelton W. Greer Co., Inc. which engineers, manufactures, fabricates and installs building specialty products, and has been such for more than five years. Mr. Greer is also a director of Service Corporation International and Tanknology Environmental, Inc. Tanknology Environmental, Inc. is a publicly held company engaged in the environmental services industry.

  DOUGLAS K. HIGGINS is a private investor and owner of Higgins & Associates and has been in such position since July 1994. In 1983, Mr. Higgins founded H & M Food Systems Company, Inc., a manufacturer of meat-based products for the foodservice industry, and was employed by such company as President until his retirement in July 1994.

  KENNETH H. JONES, JR. is Vice Chairman of KBK Capital Corporation, a publicly held non-bank commercial finance company, and has been in such position since January 1995. Prior to January 1995, Mr. Jones was a shareholder in the Decker, Jones, McMackin, McClane, Hall & Bates, P.C. law firm in Fort Worth, Texas, and was with such firm and its predecessor or otherwise involved in the private practice of law in Fort Worth, Texas for more than five years. Mr. Jones is also a director of Hallmark Financial Services, Inc.

  If elected as a director of the Company, each director will hold office until next year's annual meeting of shareholders, expected to be held in November 1999, or until his respective successor is elected and has qualified.

  The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of Proxy intend to vote the shares represented in such Proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

BOARD COMMITTEES AND MEETINGS

  Standing committees of the Board include the Audit Committee and the Stock Option/Compensation Committee.

  The Audit Committee's principal responsibilities consist of (i) recommending the selection of independent auditors, (ii) reviewing the scope of the audit conducted by such auditors, as well as the audit itself, and (iii) reviewing the Company's internal audit activities and matters concerning financial reporting, accounting and audit procedures, and policies generally. Members consist of Messrs. Greer, Haddock, Higgins and Jones.

  The Stock Option/Compensation Committee (i) administers the Company's employee stock option plans and reviews and approves the granting of stock options and (ii) reviews and approves compensation for executive officers. Members consist of Messrs. Greer, Haddock, Higgins and Jones.

  The Board of Directors held five regularly scheduled meetings and one special meeting during the fiscal year ended June 30, 1998. Various matters were also approved during the last fiscal year by unanimous written consent of the Board of Directors. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

DIRECTOR COMPENSATION

  Members of the Board of Directors currently receive a $2,000 quarterly retainer fee and an additional $3,500 fee for attendance at each meeting of the Board. Members of Committees of the Board of Directors are paid $1,500 per quarter for participation in all committee meetings held during that quarter.

  At the 1990 Annual Meeting of Shareholders, the Company adopted the 1990 Stock Option Plan for Non-Employee Directors of AmeriCredit Corp. (the "1990 Director Plan"), which provides for grants to the Company's nonemployee directors of nonqualified stock options and reserves, in the aggregate, a total of 750,000 shares of Common Stock for issuance upon exercise of stock options granted under such plan. Under the 1990 Director Plan, each nonemployee director receives, upon election as a Director and thereafter on the first business day after the date of each annual meeting of shareholders of the Company, an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option is fully vested upon the date of grant but may not be exercised prior to the expiration of six months after the date of grant. On November 6, 1997, options to purchase 10,000 shares of Common Stock were granted under the 1990 Director Plan to each of Messrs. Greer, Haddock, Higgins and Jones at an exercise price of $29.25 per share. The exercise price for the options granted to Messrs. Greer, Haddock, Higgins and Jones is equal to the last reported sale price of the Common Stock on the New York Stock Exchange ("NYSE") on the day preceding the date of grant. Each nonemployee director elected at the 1998 Annual Meeting of Shareholders (including Mr. Dike) will receive an option to purchase 10,000 additional shares of Common Stock pursuant to the 1990 Director Plan following such meeting.

  During the fiscal year ended June 30, 1998, Mr. Haddock exercised options to purchase 60,000 shares at exercise prices ranging from $3.75 to $13.00 per share, and Mr. Jones exercised options to purchase 56,000 shares at exercise prices ranging from $2.80 to $3.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Stock Option/Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC"). No member of the Stock Option/Compensation Committee served on the compensation committee, or as a director, of another corporation, one of whose directors or executive officers served on the Stock Option/Compensation Committee or whose executive officers served on the Company's Board of Directors.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the fiscal years shown.

                                                      LONG TERM
                                                     COMPENSATION
                                                        AWARDS
                                                     ------------
                                                      SHARES OF
                                                     COMMON STOCK
                                         ANNUAL       UNDERLYING
                                      COMPENSATION      STOCK      ALL OTHER
                                    ----------------   OPTIONS    COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR SALARY  BONUS($)    (#)(1)       ($)(2)
 ---------------------------   ---- ------- -------- ------------ ------------
Clifton H. Morris, Jr. ....... 1998 523,000 500,000    710,000       79,761
 Chairman & CEO                1997 397,230 379,230        --       101,241
                               1996 320,921 181,764    300,000       41,771
Michael R. Barrington......... 1998 381,750 458,767    710,000       43,681
 Vice Chairman, President &
  Chief Operating              1997 276,704 258,704        --        43,326
 Officer                       1996 223,832 123,506    200,000        5,758
Daniel E. Berce............... 1998 381,750 458,767    710,000       44,381
 Vice Chairman & Chief
  Financial Officer            1997 276,704 258,704        --        44,120
                               1996 223,832 123,506    200,000        6,620
Edward H. Esstman............. 1998 334,250 307,890    495,000       45,916
 President and Chief Operating
  Officer--AFSI                1997 246,473 171,355        --        45,655
                               1996 186,758  91,385    150,000       10,305
Michael T. Miller............. 1998 165,000 123,750    259,200        4,941
 Executive Vice President and
  Chief Credit Officer         1997 119,822  59,911     70,000          730
                               1996  97,500  39,000     15,000          624

--------
(1) 1998 awards include the following options conditionally granted under the 1998 Limited Stock Option Plan for AmeriCredit Corp. proposed for adoption by shareholders in this Proxy Statement: Messrs. Morris, Barrington and Berce, 568,000 shares; Mr. Esstman, 396,000 shares; and Mr. Miller, 200,000 shares. See "Proposal to Approve and Adopt the 1998 Limited Stock Option Plan for AmeriCredit Corp. (Item 3)."

(2) The amounts disclosed in this column for fiscal 1998 include:

  (a) Company contributions to 401(k) retirement plans on behalf of each executive officer in the amount of $4,761;

  (b) Payment by the Company of premiums for term life insurance on behalf of Mr. Barrington, $1,420; Mr. Berce, $2,120; Mr. Esstman, $3,655; and Mr. Miller, $180; and

  (c) Annual premium payments under split-dollar life insurance policies on Mr. Morris, $75,000; and Messrs. Barrington, Berce and Esstman, $37,500 each.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table shows all individual grants of stock options to the Named Executive Officers of the Company during the fiscal year ended June 30, 1998.

                         SHARES OF     % OF TOTAL
                        COMMON STOCK    OPTIONS
                         UNDERLYING    GRANTED TO  EXERCISE            GRANT DATE
                          OPTIONS     EMPLOYEES IN  PRICE   EXPIRATION   PRESENT
                         GRANTED(#)   FISCAL YEAR   ($/SH)     DATE    VALUE($)(1)
                        ------------  ------------ -------- ---------- -----------
Clifton H. Morris,
 Jr. ..................   142,000(2)      3.45%     $24.00  1/26/2008  $1,375,554
 Chairman & CEO           568,000(3)     13.79%     $24.00  1/26/2008  $5,502,216
Michael R. Barrington..   142,000(2)      3.45%     $24.00  1/26/2008  $1,375,554
 Vice Chairman,           568,000(3)     13.79%     $24.00  1/26/2008  $5,502,216
  President & Chief
  Operating Officer
Daniel E. Berce........   142,000(2)      3.45%     $24.00  1/26/2008  $1,375,554
 Vice Chairman & Chief
  Financial Officer       568,000(3)     13.79%     $24.00  1/26/2008  $5,502,216
Edward H. Esstman......    99,000(2)      2.40%     $24.00  1/26/2008  $  959,013
 President and Chief      396,000(3)      9.61%     $24.00  1/26/2008  $3,836,052
  Operating Officer--
  AFSI
Michael T. Miller......    50,000(2)      1.21%     $24.00  1/26/2008  $  484,350
 Executive Vice           200,000(3)      4.85%     $24.00  1/26/2008  $1,937,400
  President and Chief
  Credit
 Officer                    9,200(4)       .22%     $32.75  4/28/2008     166,888

--------
(1) As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date pre-tax present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations are based on a seven year option term for all grants (other than the grant of 9,200 shares to Mr. Miller, which is based on a ten year option term) and upon the following assumptions: annual dividend growth of 0 percent, volatility of approximately 32%, and a risk-free rate of return based on the published Treasury yield curve effective on the grant date. There can be no assurance that the amounts reflected in this column will be achieved.

(2) These options were granted under the 1995 Omnibus Stock and Incentive Plan for AmeriCredit Corp. The options, which were granted in January 1998 and expire seven years after the date of grant, were accelerated and became fully exercisable following the Company's achievement of earnings per share of $1.86 for fiscal 1998, an amount that exceeded the earnings per share target required for accelerated vesting of this grant.

(3) These options were conditionally granted under the terms of the 1998 Limited Stock Option Plan for AmeriCredit Corp. (the "1998 Plan"), subject to shareholder approval of such Plan as proposed in this Proxy Statement. These options, which expire seven years after the date of grant, become exercisable in full on January 1, 2005; provided, however, that the options will be accelerated and become exercisable on a cumulative basis if the Company achieves specified earnings per share targets over a four-year period according to the following schedule:

                                                        EARNINGS PER ACCELERATED
     FISCAL YEAR                                        SHARE TARGET   VESTING
     -----------                                        ------------ -----------
     June 30, 1999.....................................    $2.42          25%
     June 30, 2000.....................................     3.03          50%
     June 30, 2001.....................................     3.78          75%
     June 30, 2002.....................................     4.73         100%

  The foregoing earnings per share targets require earnings per share growth of 30% in fiscal 1999 (as compared to earnings per share for fiscal 1998), and earnings per share growth of 25% in each of fiscal years 2000, 2001, 2002. If the 1998 Plan is not approved by shareholders at the Annual Meeting, these option grants shall be null and void.

(4) The options granted to Mr. Miller for 9,200 shares, which expire ten years after the grant date, become exercisable 20% on April 28, 1998 and in 20% increments thereafter on the anniversary date of the grant.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

  Shown below is information with respect to the Named Executive Officers regarding option exercises during the fiscal year ended June 30, 1998, and the value of unexercised options held as of June 30, 1998.

                                                     SHARES OF COMMON
                                                     STOCK UNDERLYING        VALUE OF UNEXERCISED
                            SHARES      VALUE       UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                          ACQUIRED ON  REALIZED       AT FY-END(#)(2)           AT FY-END($)(2)
          NAME            EXERCISE(#)   ($)(1)   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----            ----------- ---------- ------------------------- -------------------------
Clifton H. Morris, Jr. .        -0-          N/A     1,233,999/710,000      $34,745,886/$8,298,125
 Chairman & CEO
Michael R. Barrington...    100,000   $2,284,195       458,440/710,000      $10,860,536/$8,298,125
 Vice Chairman,
  President &
 Chief Operating Officer
Daniel E. Berce.........     50,000   $1,255,194       623,607/710,000      $15,998,143/$8,298,125
 Vice Chairman &
 Chief Financial Officer
Edward H. Esstman.......     80,000   $1,981,306       385,333/495,000      $ 9,802,396/$5,785,313
 President and Chief
 Operating Officer--AFSI
Michael T. Miller.......     77,500   $1,033,231         1,840/278,360      $     5,405/$3,405,683
 Executive Vice
 President and Chief
 Credit Officer

--------
(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the options were exercised. The value realized was determined without considering any taxes which may have been owed.

(2) Values stated are pre-tax, net of cost and are based upon the closing price of $35.6875 per share of the Company's Common Stock on the NYSE on June 30, 1998, the last trading day of the fiscal year. The number of options at June 30, 1998 includes options conditionally granted under the 1998 Limited Stock Option Plan for AmeriCredit Corp. described in this Proxy Statement. See, "Proposal to Approve and Adopt the 1998 Limited Stock Option Plan for AmeriCredit Corp. (Item 3)." As of the Record Date, based upon the closing price of $23.50 per share of the Company's Common Stock on such date, the number of shares underlying unexercised options and the value of unexercised in-the-money options for the Named Executive Officers are as follows:

                                 SHARES OF COMMON
                                 STOCK UNDERLYING        VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                 AT RECORD DATE(#)         AT RECORD DATE($)
      NAME                   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
      ----                   ------------------------- -------------------------
   Clifton H. Morris, Jr. .      1,075,999/568,000       $13,519,024/$      0
   Michael R. Barrington...        600,440/568,000       $ 5,273,298/$      0
   Daniel E. Berce.........        765,607/568,000       $ 8,397,933/$      0
   Edward H. Esstman.......        484,333/396,000       $ 5,106,151/$      0
   Michael T. Miller.......         51,840/228,360        $        0/$206,250


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  During fiscal 1998, the Stock Option/Compensation Committee of the Board of Directors (the "Committee") was comprised of Messrs. Haddock, Greer, Higgins and Jones. The Committee is responsible for all elements of the total compensation program for executive officers and senior management personnel of the Company, including stock option grants and the administration of other incentive programs.

 General

  The objectives of the Company's compensation strategy have remained constant since fiscal 1994 and are as follows: (i) to attract and retain the best possible executive talent, (ii) to motivate its executives to achieve the Company's goals, (iii) to link executive and shareholder interest through compensation plans that provide opportunities for management to become substantial shareholders in the Company, and (iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions.

  The Company's compensation strategy was initially developed in fiscal 1994 with the assistance of independent compensation consultants and was reevaluated in fiscal 1996 by another independent compensation consultant. Since fiscal 1996, The Committee has continued to generally follow the strategies developed in prior periods in conjunction with the outside consultants.

  None of the companies evaluated from time to time by the Committee or the Company's consultants in setting compensation levels are included in the S&P Financial Index contained in the Performance Graph on page 16 of this Proxy Statement. The companies comprising the S&P Financial Index include banks, insurance companies, savings and loans and other diversified financial companies, most of which have substantially more assets than the Company. As indicated by the Performance Graph, the Company's cumulative shareholder return has exceeded the performance of the S&P Financial Index since July 1, 1993.

 Components of Compensation of Executive Officers.

  Compensation paid to the Company's executive officers in fiscal 1998, the separate elements of which are discussed below, consisted of the following: base salary, annual bonus for fiscal 1998 and stock options granted under the Company's stock option plans.

  Base Salary

  Employment agreements have been entered into between the Company and Messrs. Morris, Barrington, Berce, Esstman and Miller. All of these employment agreements, which are described in greater detail elsewhere in this Proxy Statement, provide for certain minimum annual base salary with salary increases, bonuses and other incentive awards to be made at the discretion of this Committee.

  On April 28, 1998, the Committee authorized a base salary increase of $55,000 for Messrs. Barrington and Berce and $45,000 for Mr. Esstman; Mr. Morris did not receive a base salary increase in fiscal 1998. The increases were considered appropriate in light of the growth and financial success of the Company, as reflected in the following factors considered by the Committee as of March 31, 1998 as compared to March 31, 1997: net income increased 57%, auto loan originations increased 95%, managed auto receivables increased 133%, producing auto dealers increased 76% and portfolio delinquency and annualized charge-offs decreased. The compensation increases were designed to recognize the Company's financial achievements and to serve to motivate the executives in future periods through a compensation system that clearly rewards financial success.

  Annual Incentive

  The purpose of annual incentive bonus awards is to encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving the Company's predetermined objectives. In fiscal 1998, the CEO and the other Named Executive Officers received annual incentive awards equal to between 75% and 125% of their base salary. As described in the Company's 1997 Proxy Statement, these bonus awards were made in return for the Company's successfully meeting earnings per share targets established by the Committee prior to fiscal 1998. Under this plan, minimum earnings levels were required to be obtained before any bonuses were awarded; the plan also defined maximum award levels. Based on the Company's earnings per share in fiscal 1998, the maximum bonus target was achieved for the CEO and the other Named Executive Officers.

  For fiscal 1999, the Committee has approved an incentive plan similar to the plan in effect for fiscal 1998, including the establishment of earnings per share targets and award levels associated with the Company's success in meeting those targets.

  Long-Term Incentive

  The Company's long-term incentive plan has historically been comprised of awards of non-qualified stock options designed to promote the identity of long-term interests between the Company's executives and its shareholders and to assist in the retention of key executives and management personnel. Since the full benefit of stock option compensation cannot be realized unless stock appreciation occurs over a number of years, stock option grants are designed to provide an incentive to create shareholder value over a sustained period of time.

  In fiscal 1998, the Committee reviewed previous stock option grants made to the CEO and the other Named Executive Officers and determined that such prior grants had been successful in providing incentive for the creation of substantial shareholder value, as represented by the increase in the Company's market capitalization over the past five years, as follows:

                            MARKET CAPITALIZATION*

                                   JUNE 30,
--------------------------------------------------------------------------------
    1993          1994         1995         1996         1997          1998
    ----          ----         ----         ----         ----          ----
$149,331,904  $169,043,961 $319,622,013 $445,775,102 $615,218,142 $1,099,352,467

--------
* determined by multiplying the Company's closing per share stock price on the dates indicated by the number of shares of Common Stock outstanding on such dates.

The Committee further determined that additional stock options, properly structured with respect to longer-term earnings targets, would best motivate these officers and accomplish the objectives described in the preceding paragraph.

  In order to create the incentives considered by the Committee to be appropriate, on January 27, 1998, the Committee approved the following stock option grants to the CEO and the other Named Executive Officers: Messrs. Morris, Barrington and Berce, 710,000 shares each; Mr. Esstman, 495,000 shares; and Mr. Miller, 250,000 shares. The exercise price for these stock options is $24 per share, representing an approximate 8% premium over the market price of the Company's Common Stock on the date the option grants were approved. The options become fully exercisable on January 1, 2005 and expire on January 26, 2005, seven years after the date of grant. However, the options will be accelerated and become exercisable on a cumulative basis if the Company achieves specified earnings per share targets over a five-year period. Because the Company achieved earnings per share of $1.86 for the fiscal year ended June 30, 1998, earnings that exceeded the targeted level for fiscal 1998, 20% of the stock options granted during fiscal 1998 were accelerated and are presently vested and exercisable. The remaining options granted to the CEO and the other Named Executive Officers in fiscal 1998 will be accelerated and become exercisable if the Company achieves the following earnings per share targets:

                                                  EARNINGS PER SHARE ACCELERATED
      FISCAL YEAR                                       TARGET        VESTING*
      -----------                                 ------------------ -----------
     June 30, 1999...............................       $2.42             25%
     June 30, 2000...............................        3.03             50%
     June 30, 2001...............................        3.78            100%
     June 30, 2002...............................        4.73            125%

--------
* In order to obtain accelerated vesting, the Company must achieve annual growth in earnings per share of 30% for fiscal 1999 and 25% for each of fiscal years 2000, 2001 and 2002.

Twenty percent (20%) of the option grants approved by the Committee, representing 575,000 shares in total, were granted under the 1995 Omnibus Stock and Incentive Plan for AmeriCredit Corp. (the "1995 Omnibus

Plan"). The remaining options approved by the Committee, representing 2,300,000 shares in total, are covered by the 1998 Limited Stock Option Plan for AmeriCredit Corp. (the "1998 Plan"), a new plan approved and adopted by the Committee on January 27, 1998. Shareholders will be requested to approve the 1998 Plan, which is described in greater detail elsewhere in this Proxy Statement, at the 1998 Annual Meeting.

  If the 1998 Plan is approved and adopted by shareholders at the Annual Meeting, there will be no further stock option awards to Messrs. Morris, Barrington, Berce and Esstman until the stock options covered by the 1998 Plan are fully vested and exercisable.

 Other Compensation Plans

  The Company maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

  In addition, the Committee has previously approved a split-dollar life insurance program for Messrs. Morris, Barrington, Berce and Esstman. Under this program, the Company advances annual premiums for life insurance policies on these officers, subject to the right of the Company to recover certain amounts in the event of the officer's death or termination of employment. As adopted by the Committee, the annual premiums will not exceed $75,000 in the case of Mr. Morris and $37,500 in the case of Messrs. Barrington, Berce and Esstman.

 Fiscal 1998 Compensation of CEO

  The Committee's general approach in setting Mr. Morris' target annual compensation is to seek to be competitive with financial services companies similar to the Company and with other similarly-sized companies located within the Dallas-Fort Worth area, but to have a large percentage of his target compensation based upon objective long-term criteria. During fiscal 1998, Mr. Morris received $500,000 in base salary. Mr. Morris' base salary was established in April 1997 and was unchanged in fiscal 1998. The Committee believes that Mr. Morris' base salary is aligned with base salaries paid to the top executive officer at similarly-sized financial services companies and at the companies previously reviewed by the Committee located within the Dallas-Fort Worth area. The salary amount shown for Mr. Morris in the "Executive Compensation--Summary Compensation Table" on page 9 of this Proxy Statement includes director fees in addition to his base salary.

  As discussed above, Mr. Morris also received a cash bonus under the 1998 incentive plan equal to 100% of his base salary, an award that represented the maximum bonus opportunity for Mr. Morris.

  In addition to his cash compensation, Mr. Morris was granted options to purchase 710,000 shares of Common Stock during fiscal 1998, as further described above. The options granted to Mr. Morris, which are exercisable at $24 per share, provide for performance accelerated vesting if certain earnings per share targets are achieved over a five-year period. One-fifth of these options have been accelerated and become exercisable due to the Company's achievement of the earnings per share target for fiscal 1998. The remaining options, representing 568,000 shares, were conditionally granted under the 1998 Plan subject to shareholder approval of such Plan. The Committee believes that this option grant epitomizes its compensation strategy by expressly conditioning the ultimate benefit of the grant to Mr. Morris upon the achievement of significant earnings growth and the resulting appreciation in the price of the Company's common stock.

                                          GERALD W. HADDOCK
                                          JAMES H. GREER
                                          DOUGLAS K. HIGGINS
                                          KENNETH H. JONES, JR.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph on Page 16 shall not be incorporated by reference into any such filings.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN CONTROL
ARRANGEMENTS

  The Company has entered into employment agreements with all of its Named Executive Officers. These agreements, as amended, contain terms that renew annually for successive five year periods (ten years in the case of Mr. Morris), and the compensation thereunder is determined annually by the Company's Board of Directors, subject to the following minimum annual compensation: Mr. Morris, $500,000; Messrs. Barrington and Berce, $345,000; Mr. Esstman, $300,000; and Mr. Miller, $255,000. Included in each agreement is a covenant of the employee not to compete with the Company during the term of his employment and for a period of three years thereafter. The employment agreements also provide that if the employee is terminated by the Company other than for cause, or in the event the employee resigns or is terminated other than for cause within twelve months after a "change in control" of the Company (as that term is defined in the employment agreements), the Company will pay to the employee the remainder of his current year's salary (undiscounted) plus the discounted present value (employing an interest rate of 8%) of two additional years' salary (for which purpose "salary" includes the annual rate of compensation immediately prior to the "change in control" plus the average annual cash bonus for the immediately preceding three year period).

  In addition to the employment agreements described above, the terms of all stock options granted to the Named Executive Officers provide that such options will become immediately vested and exercisable upon the occurrence of a change in control as defined in the stock option agreements evidencing such grants.

  The provisions and terms contained in these employment and option agreements could have the effect of increasing the cost of a change in control of the Company and thereby delay or hinder such a change in control.

PERFORMANCE GRAPH

  The following graph presents cumulative shareholder return on the Company's Common Stock for the five years ended June 30, 1998. The Company is compared to the S&P 500 and the S&P Financial Index. Each Index assumes $100 invested at the beginning of the measurement period and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

  The data source for the graph is Media General Financial Services, Inc., an authorized licensee of S&P.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                  JUNE    JUNE    JUNE    JUNE    JUNE    JUNE
                                  1993    1994    1995    1996    1997    1998
                                 ------- ------- ------- ------- ------- -------
AmeriCredit..................... $100.00 $117.50 $222.50 $312.50 $420.00 $713.75
S&P............................. $100.00 $101.41 $127.85 $161.09 $216.99 $282.44
S&P Financials.................. $100.00 $100.57 $121.28 $172.10 $261.61 $363.51

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company's executive officers and directors are required to file under the Securities Exchange Act of 1934, as amended, reports of ownership and changes of ownership with the SEC. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended June 30, 1998, all filing requirements applicable to its executive officers and directors were met.

RELATED PARTY TRANSACTIONS

  The Company engages independent contractors to solicit business from motor vehicle dealers in certain geographic locations. During fiscal 1998, one such independent contractor was CHM Company, L.L.C. ("CHM Company"), a Delaware limited liability company, that is controlled by Clifton H. Morris, III, an adult son of Mr. Clifton H. Morris, Jr., Chairman and Chief Executive Officer of the Company. A per contract commission is paid to CHM Company for each motor vehicle contract originated by the Company that is attributable to the marketing efforts of CHM Company. Commission payments of $1,361,664 were made by the Company to CHM Company during fiscal 1998. Out of payments received from the Company, CHM Company pays all of its expenses, including salaries and benefits for its employees and marketing representatives, office expenses, travel expenses and promotional costs.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

                    PROPOSAL TO AMEND THE AMERICREDIT CORP.
                         EMPLOYEE STOCK PURCHASE PLAN
                                   (ITEM 2)

  Since its adoption in 1994, the AmeriCredit Corp. Employee Stock Purchase Plan (the "Purchase Plan") has been a highly successful, broad-based employee benefit plan, significant in the retention and motivation of the Company employees who have elected to participate therein. Under this Plan, employees at all levels of the Company are able to participate, through stock ownership, in the growth and financial success of the Company. As of June 30, 1998, approximately 950 employees were enrolled and participating in the Purchase Plan, constituting 68% of all employees eligible to participate.The Company anticipates that the number of shares available for issuance under the Purchase Plan will be substantially depleted within 12-18 months.

  On April 28, 1998, the Stock Option/Compensation Committee amended the Purchase Plan to increase the number of shares of Common Stock reserved under the Purchase Plan from 500,000 shares to 1,000,000 shares (the "Amendment"). The Amendment was ratified by the Board of Directors and effective as of April 28, 1998, but is subject to shareholder approval. If approved by shareholders at the Annual Meeting, the first sentence of paragraph 12(a) of the Purchase Plan will be amended to provide as follows:

  "The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 1,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18."

  The remaining language of paragraph 12 will not be changed and the only effect of the Amendment will be to increase the number of shares of Common Stock authorized and available for issuance under the terms of the Purchase Plan.

  The Amendment is necessary in order to cover future purchases by employees participating in the Purchase Plan. With the growth in the number of employees employed by the Company, most all of whom are eligible participants in the Purchase Plan, the Company anticipates that the number of shares presently reserved for issuance under the Purchase Plan may soon be depleted. The Amendment will enable the Company to continue the purposes of the Purchase Plan by providing additional incentives to attract, retain and motivate employees, and to instill shareholder considerations and values in the actions of such employees.

  Since participation in the Purchase Plan is entirely voluntary on the participant's part, it is not possible to indicate the number, names or positions of employees who will participate in the Purchase Plan or the number of shares of Common Stock that will be purchased by any employee under the Purchase Plan.

  The primary provisions of the Purchase Plan are described in Appendix A to this Proxy Statement. A copy of the Purchase Plan was contained in the Company's Proxy Statement for the 1994 Annual Meeting of Shareholders and has been filed by the Company with the Securities and Exchange Commission. Any shareholder desiring a complete copy of the Purchase Plan may obtain it by writing to AmeriCredit Corp., 200 Bailey Avenue, Fort Worth, Texas 76107,
Attention: Corporate Secretary.

  The Company intends to register the 500,000 additional shares of Common Stock issuable under the Amendment under the Securities Act, assuming shareholders approve the proposal to increase the number of shares. Shares purchased pursuant to the Purchase Plan after the effective date of such registration could immediately be sold on the open market subject, in the case of affiliates (as defined in Rule 144 under the Securities Act), to compliance with the provisions of Rule 144 other than the holding requirement.

  Approval of the Amendment to the Purchase Plan by shareholders of the Company is required by the terms of the Purchase Plan. The proposal to approve the Amendment to the Purchase Plan requires approval by the holders of a majority of the outstanding shares of Common Stock represented at the Annual Meeting of Shareholders.

  On September 18, 1998, the closing price of the Company's Common Stock on the New York Stock Exchange was $24.63.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE AMERICREDIT CORP. EMPLOYEE STOCK PURCHASE PLAN.

                PROPOSAL TO APPROVE AND ADOPT THE 1998 LIMITED
                    STOCK OPTION PLAN FOR AMERICREDIT CORP.
                                   (ITEM 3)

  On January 27, 1998, the Stock Option/Compensation Committee of the Board of Directors approved the 1998 Limited Stock Option Plan for AmeriCredit Corp. (the "1998 Plan"). The Board of Directors, in August 1998, ratified the action of the Stock Option/Compensation Committee and directed that the 1998 Plan be submitted to the shareholders of the Company for approval and adoption. The material features of the 1998 Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the 1998 Plan attached as Appendix B to this Proxy Statement.

  Purpose of the 1998 Plan. As discussed above in the Report of the Stock Option/Compensation Committee, the principal purpose of the 1998 Plan is to provide an incentive to the top five executive officers of the Company to manage and expand the Company's business so as to increase the financial success and value of the Company, particularly over the four-year period following adoption of the Plan. In addition, the 1998 Plan will assist the Company in retaining the officers most responsible for the continuing success of the Company.

  General Plan Provisions. The 1998 Plan provides for a one-time grant of nonqualified stock options to the Company's top five executive officers as set forth in the following table:

                              1998 PLAN BENEFITS

                                                           NUMBER OF SECURITIES
     NAME AND POSITION                     DOLLAR VALUE(1)  UNDERLYING OPTIONS
     -----------------                     --------------- --------------------
     Clifton H. Morris, Jr. ..............   $5,502,216          568,000
      Chairman and CEO
     Michael R. Barrington................   $5,502,216          568,000
      Vice Chairman, President
      and Chief Operating Officer
     Daniel E. Berce......................   $5,502,216          568,000
      Vice Chairman and CFO
     Edward H. Esstman....................   $3,836,052          396,000
      President and Chief Operating
      Officer--AFSI
     Michael T. Miller....................   $1,937,400          200,000
      Executive Vice President,
      Chief Credit Officer

--------
(1) As determined using the Black-Scholes model of option valuation to determine grant date pre-tax present value. See "Option/SAR Grants in Last Fiscal Year" table on page 10 of this Proxy Statement.

  The number of shares of Common Stock that may be issued or awarded under the 1998 Plan shall not exceed 2,300,000, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations or other changes in the outstanding Common Stock. The shares issuable under the 1998 Plan may be drawn from either authorized but previously unissued shares of Common Stock or from reacquired shares of Common Stock, including shares purchased by the Company on the open market and held as treasury shares. On September 18, 1998, the closing price of the Company's Common Stock on the New York Stock Exchange was $24.63.

  No additional stock options or other awards will be granted under the 1998 Plan and no employees of the Company other than Messrs. Morris, Barrington, Berce, Esstman and Miller are eligible for participation under the 1998 Plan. If any stock options granted under the 1998 Plan expire or are terminated, cancelled or surrendered for any reason without having been exercised in full, the unpurchased shares of Common Stock subject to such options will not become available for regranting under the 1998 Plan.

  Exercise Price of Stock Options. The exercise price of all stock options granted under the 1998 Plan is $24 per share. The exercise price is equal to approximately 108% of the closing price of the Company's Common Stock on the New York Stock Exchange on January 26, 1998, the day immediately preceding the date the 1998 Plan was adopted by the Committee.

  Exercisability of Stock Options; Accelerated Vesting. Stock options granted under the 1998 Plan become exercisable in full on January 1, 2005, approximately one month before the options and the Plan terminate on January 26, 2005. However, the options will be accelerated and become exercisable on a cumulative basis if the Company achieves the earnings per share targets according to the following schedule:

                                                        EARNINGS PER ACCELERATED
       FISCAL YEAR                                      SHARE TARGET   VESTING
       -----------                                      ------------ -----------
       June 30, 1999...................................    $2.42          25%
       June 30, 2000...................................     3.03          50%
       June 30, 2001...................................     3.78          75%
       June 30, 2002...................................     4.73         100%

  The earnings per share targets require earnings per share growth of 30% in fiscal 1999 (as compared to earnings per share for fiscal 1998), and earnings per share growth of 25% in each of fiscal years 2000, 2001 and 2002. The Plan provides that if the earnings per share target is not achieved for the occurrence of accelerated vesting in a fiscal year, then the non-accelerated options will be eligible for accelerated vesting in any subsequent fiscal year ending on or before June 30, 2002 if the cumulative earnings per share achieved by the Company exceeds the cumulative earnings per share targets as of the end of such subsequent fiscal year.

  Administration of 1998 Plan. The 1998 Plan will be administered by the Stock Option/Compensation Committee, a committee of the Board of Directors comprised of at least three directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee shall have, among other powers, the power to interpret, waive, amend, establish or suspend rules and regulations of the 1998 Plan in its administration of such Plan.

  Federal Income Tax Consequences. The grant of nonqualified stock options under the 1998 Plan will not result in income for the grantee or in a deduction for the Company. The exercise of a nonqualified stock option will result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding will be required.

  Other Information. Upon a change in control as defined in, and subject to certain limitations under the 1998 Plan, all outstanding stock options will become immediately exercisable. Stock options granted under the 1998 Plan are nontransferable except, in certain circumstances provided under Rule 16b-3, to immediate family members, to partnerships whose partners are such family members and to a person or other entity for which the optionee is entitled to a deduction for a "charitable contribution" under the Internal Revenue Code of 1986.

  Upon approval of the Company's shareholders, the 1998 Plan and all stock options granted thereunder will be effective January 27, 1998, and will terminate on January 26, 2005, unless terminated earlier by the Board of Directors or extended by the Board with the approval of the shareholders. The Board or the Committee may amend the 1998 Plan as it deems advisable; provided, however, that shareholder approval must be obtained for any amendment increasing the number of available shares under the Plan or changing the class of eligible participants, or extending the termination date of the 1998 Plan.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 1998 LIMITED STOCK OPTION PLAN FOR AMERICREDIT CORP.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                                   (ITEM 4)

  The Board of Directors has selected PricewaterhouseCoopers LLP as independent public accountants for the Company to audit its consolidated financial statements for the fiscal year ending June 30, 1999, and has determined that it would be desirable to request that the shareholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock voting at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent public accountants. PricewaterhouseCoopers LLP (or the predecessor to such firm) served as the Company's independent public accountants for the fiscal year ended June 30, 1998 and has reported on the Company's consolidated financial statements for such year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders.

  Shareholder ratification is not required for the selection of PricewaterhouseCoopers LLP, since the Board of Directors has the responsibility for selecting the Company's independent public accountants. Nonetheless, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders' opinions, which the Board of Directors will take into consideration in future deliberations.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1999.

                                OTHER BUSINESS
                                   (ITEM 5)

  The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

SHAREHOLDER PROPOSALS

  Any proposal to be presented by a shareholder at the Company's 1999 Annual Meeting of Shareholders must be presented to the Company at least 120 days prior to the date that the Company mails the notice of such meeting. It is estimated that such deadline will be May 28, 1999, with the mailing of such notice to be approximately September 24, 1999.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                    Chris A. Choate
                                                       Secretary

September 25, 1998
Fort Worth, Texas

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                                     APPENDIX A

                     DESCRIPTION OF THE AMERICREDIT CORP.
                         EMPLOYEE STOCK PURCHASE PLAN

GENERAL

  In July 1994, the Board of Directors authorized the adoption of the AmeriCredit Corp. Employee Stock Purchase Plan (the "Purchase Plan") and reserved 500,000 shares of Common Stock for issuance thereunder. In November 1994, the Purchase Plan was approved by the Shareholders of the Company. On April 28, 1998, the Stock Option/Compensation Committee amended the Purchase Plan to increase the number of shares of Common Stock reserved under the Purchase Plan from 500,000 to 1,000,000 shares (the "Amendment"). The Amendment, which has been ratified by the Board of Directors, was effective April 28, 1998 but is subject to shareholder approval. If approved by shareholders at the 1998 Annual Meeting, the first sentence of paragraph 12(a) of the Purchase Plan will be amended to provide as follows:

  "The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 1,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18."

  The remaining language of paragraph 12 will not be changed and the only effect of the Amendment will be to increase the number of shares of Common Stock authorized and available for issuance under the terms of the Purchase Plan. The purpose of the Purchase Plan is to provide employees (including officers) of the Company and its majority owned subsidiaries with an opportunity to purchase Common Stock from the Company through payroll deductions. The essential features of the Purchase Plan are outlined below.

OFFERING PERIOD

  Offerings under the Purchase Plan have a duration of 24 months and commence on the Monday immediately following the completion of the first payroll period ending in December and June of each year, unless otherwise specified by the Board of Directors. Each offering period is composed of four six-month exercise periods. The Board of Directors has the power to alter the duration of an offering period with respect to future offerings if announced at least fifteen days prior to the scheduled beginning of the first offering period to be affected.

GRANT AND EXERCISE OF OPTION

  On the first day of an offering period (the "Enrollment Date"), the participant is granted an option to purchase on each exercise date during such offering period up to a number of whole shares of the Common Stock determined by dividing 10% of the participant's Compensation (as defined in the Purchase
Plan) by the lower of (i) 85% of the fair market value of a share of the Common Stock on the Enrollment Date or (ii) 85% of the fair market value of a share of Common Stock on the exercise date, provided that the maximum number of shares subject to such option during such offering period shall in no event exceed 5,000 shares. The number of shares subject to such option shall be reduced, if necessary, to maintain the limitations with respect to a participant's ownership of stock and/or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary, and to restrict a participant's right to purchase stock under the Purchase Plan to $25,000 in fair market value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time. Unless the employee's participation is discontinued, his option for the purchase of shares will be exercised automatically at the end of each six month exercise period within the offering period at the applicable price. To the extent an employee's payroll deductions exceed the amount required to purchase the shares subject to option, such excess amount shall be held in such participant's account for the next exercise period, unless such participant has withdrawn from the offering period or unless such offering period has terminated with such exercise date, in which case such amount shall be returned to the employee without interest.

SHARES AVAILABLE UNDER THE PURCHASE PLAN

  If the Amendment is approved by shareholders, the total number of shares of Common Stock that are issuable under the Purchase Plan will be 1,000,000, subject to adjustment as described below under "Capital Changes."

ELIGIBILITY AND PARTICIPATION

  Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year by the Company or its majority owned subsidiaries is eligible to participate in offerings under the Purchase Plan. Employees become participants in the Purchase Plan by delivering to the company a subscription agreement authorizing payroll deductions within the specified period of time prior to the commencement of each offering period.

  No employee is permitted to purchase shares under the Purchase Plan if such employee owns 5% or more of the total combined voting power or value of all classes of shares of stock of the Company (including shares that may be purchased under the Purchase Plan or pursuant to any other options). In addition, no employee is entitled to purchase more than $25,000 worth of shares (based on the fair market value of the shares at the time the option is granted) in any calendar year.

PURCHASE PRICE

  The price at which shares are sold under the Purchase Plan is eighty-five percent (85%) of the fair market value per share of Common Stock at either the beginning of the offering period or at the end of each six-month exercise period, whichever is lower.

PAYROLL DEDUCTIONS

  The purchase price of the shares is accumulated by payroll deduction over each offering period. The deductions may not be greater than 10% of a participant's compensation. Compensation for purposes of the Purchase Plan includes salary and commissions (excluding overtime, bonuses, special awards, and reimbursements) plus bonuses, commissions and other incentive payments paid during the immediately preceding twelve month period. A participant may decrease or, within such limits, increase his or her rate of payroll deductions at any time during the offering period.

  All payroll deductions of a participant are credited to his or her account under the Purchase Plan and are deposited with the general funds of the Company. Such funds may be used for any corporate purpose pending the purchase of shares. No charges for administrative or other costs may be made by the Company against the payroll deductions.

ADMINISTRATION

  The Purchase Plan is administered by the Board of Directors or a committee appointed by the Board. Directors who are eligible employees are permitted to participate in the Purchase Plan; provided, however, that (i) directors who are eligible to participate in the Purchase Plan may not vote on any matter affecting the administration or the grant of any option pursuant to the Purchase Plan and (ii) if a committee is established to administer the Purchase Plan, no committee member will be eligible to participate in the Purchase Plan.

WITHDRAWAL FROM THE PLAN

  A participant may terminate his or her interest in a given offering, or in a given exercise period, by withdrawing all, but not less than all, of the accumulated payroll deductions credited to such participant's account at any time prior to the end of the offering period. The withdrawal of accumulated payroll deductions automatically terminates the employee's interest in that offering, or exercise period, as the case may be. As soon as practicable after such withdrawal, the payroll deductions credited to a participant's account are returned to the participant without interest.

  A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent exercise periods within the same offering period.

TERMINATION OF EMPLOYMENT

  Termination of a participant's employment for any reason, including retirement or death or the failure to remain in the continuous employ of the Company for at least 20 hours per week (except for certain leaves of absence), cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to the participant or in the case of death, to the person or persons entitled thereto, without interest.

CAPITAL CHANGES

  In the event of changes in the Common Stock of the Company due to stock dividends or other changes in capitalization, or in the event of any merger, sale or any other reorganization, appropriate adjustments will be made by the Company to the shares subject to purchase and to the price per share.

NONASSIGNABILITY

  No rights or accumulated payroll deductions of an employee under the Plan may be pledged, assigned or transferred for any reason, and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

AMENDMENT AND TERMINATION OF THE PLAN

  The Board of Directors of the Company may at any time amend or terminate the Purchase Plan, except that such termination cannot affect options previously granted nor may any amendment make any change in an existing option that adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without prior approval of the shareholders of the Company if such amendment would increase the number of shares that may be issued under the Purchase Plan, permit payroll deductions at a rate in excess of 10% of a participant's compensation, change the designation of the employees eligible for participation in the Purchase Plan or constitute an amendment for which shareholder approval is required in order to comply with Rule 16b-3, or any successor rule.

TAX INFORMATION

  The Purchase Plan and the right of participants to make purchases thereunder is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the date of option grant and one year from the date of option exercise, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the option price, or (b) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the grant date) will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date over the option price will be treated as ordinary income, and any further gain or loss on such disposition will be long or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the holding period described above.

  The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

OTHER INFORMATION

  The Purchase Plan was effective in July 1994 and will terminate in July 2014, unless terminated earlier by the Board of Directors or extended by the Board with the approval of shareholders.

  As described above, substantially all employees of AmeriCredit are eligible to participate in the Purchase Plan. As of June 30, 1998, approximately 950 employees were enrolled and participating, representing 68% of all AmeriCredit employees eligible to participate. Otherwise, it is not possible to state the number of shares of Common Stock that may be purchased under the Purchase Plan by any individual (or groups of individuals) who may participate in the Purchase Plan.

                                                                     APPENDIX B
                        1998 LIMITED STOCK OPTION PLAN
                                      FOR
                               AMERICREDIT CORP.

  1. Purpose. The purpose of this Plan is to advance the interests of AmeriCredit Corp. and increase share value by providing additional incentives to retain and motivate certain key employees upon whose efforts and judgment its success is materially dependent.

  2. Definitions. As used herein, the following terms shall have the meaning indicated:

    (a) "ACCOUNTANT'S REPORT DATE" shall mean the date of the report issued by the Company's independent public accountants on the Company's financial statements for the Fiscal Year ended immediately prior to the date of such report.

    (b) "AVAILABLE SHARES" shall mean, at each time of reference, the total number of Shares described in SECTION 3 with respect to which the Committee may grant an Option, all of which Available Shares shall be held in the Company's treasury or shall be made available from authorized and unissued Shares.

    (c) "DILUTED EARNINGS PER SHARE" shall mean that number computed in accordance with Generally Accepted Accounting Principles (GAAP) and reported as such in the Company's consolidated financial statements.

    (d) "BOARD" shall mean the Board of Directors of the Company.

    (e) "CAUSE" shall mean the Optionee's willful misconduct or gross negligence, as reasonably determined by the Committee in its sole discretion.

    (f) "CHANGE IN CONTROL" shall have the meaning specified in SECTION
  10(B).

    (g) "CLOSING PRICE" shall mean, as of a particular date, the closing sale price of Shares, which shall be (i) if the Shares are listed or admitted for trading on any United States national securities exchange, the last reported sale price of the Shares on such exchange as reported in any newspaper of general circulation or (ii) if the Shares are quoted on NASDAQ, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day on such system. If neither clause (i) nor clause (ii) is applicable, it shall be the fair market value of the Shares determined by any fair and reasonable means prescribed by the Committee.

    (h) "CODE" shall mean the Internal Revenue Code of 1986, as now or hereafter amended.

    (i) "COMMITTEE" shall mean a Committee designated by the Board which shall consist of not less than two members of the Board who shall be appointed by, and shall serve at the pleasure of, the Board. Unless the Board determines otherwise, the members of the Committee shall be "non-employee directors" within the meaning of Rule 16b-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, and "outside directors" within the meaning of Section 162(m) of the Code and the regulations thereunder.

    (j) "COMPANY" shall mean AmeriCredit Corp.

    (k) "CUMULATIVE PERFORMANCE" shall mean the sum of the actual Diluted Earnings Per Share for each Fiscal Year through the end of the Fiscal Year next preceding the Accountant's Report Date with respect to which the calculation is being made.

    (l) "CUMULATIVE TARGET" shall mean the sum of the Performance Targets for each Fiscal Year through the end of the Fiscal Year next preceding the Accountant's Report Date with respect to which the calculation is being made.

    (m) "DATE OF GRANT" shall mean January 27, 1998, which is the date as of which the Committee took formal action to approve the grant of the Options.

    (n) "DIRECTOR" shall mean a member of the Board.

    (o) "DISABILITY" shall mean a Optionee's present incapacity resulting from an injury or illness (either mental or physical) which, in the reasonable opinion of the Committee based on such medical evidence as it deems necessary, will result in death or can be expected to continue for a period of at least twelve (12) months and will prevent the Optionee from performing the normal services required of the Optionee by the Company, provided, however, that such disability did not result, in whole or in part: (i) from chronic alcoholism; (ii) from addiction to narcotics; (ii) from a felonious undertaking; or (iv) from an intentional self-inflicted wound.

    (p) "EFFECTIVE DATE" shall mean January 27, 1998.

    (q) "ELIGIBLE PERSON" shall mean Clifton H. Morris, Jr., Michael R. Barrington, Daniel E. Berce, Edward H. Esstman and Michael T. Miller.

    (r) "FISCAL YEAR" shall mean each twelve (12) month period beginning on July 1 and ending on June 30 occurring during the period ending June 30, 2002, and shall be identified by reference to the calendar year in which it ends.

    (s) "INCREMENT (FIRST, SECOND, ETC)" shall mean the four separate 25% increments into which each Option's Shares are hereby divided, and which shall be referred to hereunder as the First Increment, Second Increment, Third Increment and Fourth Increment and, without limitation, each such Increment shall consist of that number of Shares equal to 25% of the Original Shares.

    (t) "OPTION" shall mean the nonqualified stock options which are granted hereunder.

    (u) "OPTIONEE" shall mean an Eligible Person to whom an Option is granted.

    (v) "OPTION PRICE" shall mean $24.00 per Share, which is 107.5% of the Closing Price of $22.3125 on the Date of Grant.

    (w) "ORIGINAL SHARES" shall mean the Shares subject to the Option of reference on its Date of Grant.

    (x) "PERFORMANCE TARGET" shall mean, with respect to each Fiscal Year through the Fiscal Year 2002, the Diluted Earnings Per Share set forth in whichever of Section 8(a)(i), 8(b)(i)(x), 8(c)(i)(x) or 8(d)(i) applies to such Fiscal Year.

    (y) "PLAN" shall mean this 1998 Limited Stock Option Plan For AmeriCredit Corp.

    (z) "SHARE(S)" shall mean a share of the Company's Common Stock, par value $.01 per share, and any share or shares of capital stock or other securities of the Company hereafter issued or issuable upon, in respect of or in substitution or exchange for each such share.

    (aa) "VEST" shall mean with respect to certain Shares subject to an Option, that the Optionee has satisfied the conditions set forth in such Option (including without limitation, the conditions set forth in this Plan which are incorporated by reference in such Option) which entitle him to exercise the Option with respect to such Shares.

  3. Available Shares. As of January 27, 1998, Two Million Three Hundred Thousand (2,300,000) Shares shall automatically, and without further action, become Available Shares. To the extent any Option shall terminate, expire or be canceled, the Available Shares subject to such Option shall no longer be subject to the Plan.

  4. Conditions for Grant of Options.

  (a) Only Eligible Persons shall be granted Options, and in selecting the Eligible Persons, and granting the Options, the Committee has taken into consideration the contribution the Eligible Person has made or may be reasonably expected to make to the success of the Company and such other factors as the Committee determined to be important. The Committee reached its decision after consulting with and receiving recommendations from officers and other personnel of the Company with regard to these matters.

  (b) The Options granted to Eligible Persons are in addition to regular salaries, retirement, life insurance or other benefits related to their service to the Company, and do not confer upon Eligible Persons any right to continuance of employment by the Company; and provided, further, that nothing herein shall be deemed to limit the ability of the Company to enter into any other compensation arrangements with any Eligible Person.

  (c) The Committee shall determine in each case whether periods of military or government service shall constitute a continuation of employment for the purposes of this Plan or any Option.

  5. Grant of Options. On the Date of Grant, the Committee has granted Eligible Employees Options to purchase the following number of Available
Shares:

                                                                AVAILABLE SHARES
                                                                   SUBJECT TO
       OPTIONEE                                                      OPTION
       --------                                                 ----------------
       Clifton H. Morris Jr....................................     568,000
       Michael R. Barrington...................................     568,000
       Daniel E. Berce.........................................     568,000
       Edward H. Esstman.......................................     396,000
       Michael T. Miller.......................................     200,000

These are the only Options which will be issued under the Plan. An Option granted hereunder shall be evidenced by a written agreement that shall contain such provisions as shall be selected by the Committee, not inconsistent with the terms of this Plan, and which may incorporate the terms of this Plan by reference.

  6. Payment of Option Price. The Option Price shall be paid solely in cash, by certified or cashier's check, by wire transfer, by money order, with Shares, or by a combination of the above; provided, however, that the Committee may accept a personal check in full or partial payment of any Shares. If the Option Price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Closing Price on the date they are surrendered.

  7. Exercise of Options. An Option shall be deemed exercised when (i) the Committee has received written notice of such exercise in accordance with the terms of the Option, and (ii) full payment of the aggregate Option Price of the Shares as to which the Option is exercised has been made.

  8. Exercisability of Options. An Option shall Vest in accordance with the following Vesting schedule:

    (a) Each Option shall become Vested with respect to its First Increment on the first to occur of (i) the Accountant's Report Date following the 1999 Fiscal Year if the Company's Diluted Earnings Per Share for the 1999 Fiscal Year shall equal or exceed $2.42, or (ii) the first subsequent Accountant's Report Date (if any) on which the Cumulative Performance equals or exceeds the Cumulative Target with respect to such Accountant's Report Date.

    (b) Each Option shall become Vested with respect to its Second Increment on the first to occur of (i) the Accountant's Report Date following the 2000 Fiscal Year if either (x) the Company's Diluted Earnings Per Share for the 2000 Fiscal Year shall equal or exceed $3.05, or (y) the Cumulative Performance equals or exceeds the Cumulative Target with respect to such Accountant's Report Date, or (ii) the first subsequent Accountant's Report Date (if any) on which the Cumulative Performance equals or exceeds the Cumulative Target with respect to such Accountant's Report Date.

    (c) Each Option shall become Vested with respect to its Third Increment on the first to occur of (i) the Accountant's Report Date following the 2001 Fiscal Year if either (x) the Company's Diluted Earnings Per Share for the 2001 Fiscal Year shall equal or exceed $3.78, or (y) the Cumulative Performance equals or exceeds the Cumulative Target with respect to such Accountant's Report Date, or (ii) the first subsequent Accountant's Report Date (if any) on which the Cumulative Performance equals or exceeds the Cumulative Target with respect to such Accountant's Report Date.

    (d) Each Option shall become Vested with respect to its Fourth Increment on the Accountant's Report Date following the 2002 Fiscal Year if either
  (i) the Company's Diluted Earnings Per Share for the 2002 Fiscal Year shall equal or exceed $4.73, or (ii) the Cumulative Performance equals or exceeds the Cumulative Target for such Accountant's Report Date.

    (e) On January 1, 2005 each Option shall become Vested with respect to all of the Original Shares (i.e. with respect to all Increments) which have not previously become Vested.

  9. Termination of Option Period.

  (a) The unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

    (i) ninety (90) days after the date that Optionee ceases to be employed by the Company regardless of the reason therefor, other than a cessation by reason of death, Disability or for Cause;

    (ii) one (1) year after the date on which the Optionee ceases to be employed by the Company by reason of Disability;

    (iii) (y) one (1) year after the date that Optionee ceases to be employed by the Company by reason of death, or (z) the later of (I) the date provided in whichever of SUBSECTION 9(A)(I) OR 9(A)(II), if any, apply on the date of death, and (II) six (6) months after the date on which such person shall die if that shall occur during whichever of the periods described in SUBSECTION 9(A)(I) OR 9(A)(II), if any, apply on the date of death;

    (iv) the date that Optionee ceases to be employed by the Company, if such cessation is for Cause; and

    (v) January 26, 2005.

  (b) In the event of the consummation of any of the transactions described in SUBSECTION 10(A), the Committee may, by giving written notice ("CANCELLATION NOTICE"), cancel, all or any portion of such Option which remains unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after the consummation of such transaction.

  10. Change in Control.

  (a) In the event of a Change in Control, each Option granted under the Plan shall become fully Vested.

  (b) For purposes hereof, a "Change in Control" shall be deemed to have occurred as of the date on which an event described in any one or more of the following paragraphs shall have occurred:

    (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below; or

    (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 27, 1998 constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on January 27, 1998 or whose appointment, election or nomination for election was previously so approved or recommended; or

    (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (I) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of the combined voting power of the Company's then outstanding securities; or

    (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

    (v) For purposes hereof:

      "AFFILIATE" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

      "BENEFICIAL OWNER" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

      "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time.

      "PERSON" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (I) the Company or any of its subsidiaries, (II) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates,
    (III) an underwriter temporarily holding securities pursuant to an offering of such securities or (IV) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

  11. Adjustment of Available Shares. If at any time while the Plan is in effect or Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

    (a) appropriate adjustment shall be made in (i) the maximum number of Available Shares which may be granted under SECTION 3, and in the Available Shares which are then subject to each Option, so that the same proportion of the Company's issued and outstanding Shares shall continue to be subject to grant under SECTION 3, and to such Option, and (ii) the Performance Targets specified in Section 8, so as to reasonably correlate the Performance Targets to any increase or decrease in Available Shares which are then subject to each Option.

    (b) in addition, and without limitation, in the case of each Option which requires the payment of consideration by the Optionee in order to acquire Shares, an appropriate adjustment shall be made in the Option Price so that
  (i) the aggregate consideration to acquire all of the Shares subject to the Option remains the same and, (ii) so far as possible, as reasonably determined by the Committee in its sole discretion, the cost of acquiring each Share subject to such Option remains the same;

    (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to Shares subject to Options granted under the Plan; and

    (d) Without limiting the generality of the foregoing, the existence of outstanding Options shall not affect in any manner the right or power of the Company to make, authorize or consummate (1) any or all adjustments, recapitalization, reorganizations or other changes in the Company's capital structure or its business; (2) any merger or consolidation of the Company;
  (3) any issue by the Company of debt securities, or preferred or preference stock which would rank above the Available Shares subject to outstanding Options; (4) the dissolution or liquidation of the Company; (5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

  12. Transferability of Options. Each Option shall be transferable by the Optionee (a) by will or the laws of descent and distribution, or, in whole or in part, without payment of consideration, (b) to immediate family members of the Optionee, (c) to trusts for such family members, (d) to partnerships whose only partners are such family members, or (e) except as prohibited by Rule 16b-3, to a person or other entity for which the Optionee is entitled to a deduction for a "charitable contribution" under Section 170(a)(i) of the Code (provided, in each transfer described in (b) through (e), that no further transfer by any such permitted transferee(s) shall be permitted); provided, further, that in the case of a transfer described in any of (b) through (e), the exercise of the Option will remain the power and responsibility of the Optionee and that so long as the Optionee lives, only such Optionee (even if pursuant to the legal direction of the person to whom a charitable contribution has been made) or his guardian or legal representative shall have the rights set forth in such Option. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of an Option contrary to the provisions hereof, or the levy of any execution, attachment, or similar process upon an Option shall be null and void and without effect.

  13. Issuance of Shares. No Optionee shall be, or have any of the rights or privileges of, the owner of Shares subject to an Option unless and until certificates representing such Shares shall have been issued and delivered to such Optionee or other person. As a condition of any issuance of Shares, the Committee may obtain such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

    (a) a representation, warranty or agreement by the Optionee at the time any Shares are transferred, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

    (b) a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

  Share certificates issued to the Optionee receiving such Shares who are parties to any shareholders agreement or any similar agreement shall bear the legends contained in such agreements. Notwithstanding any provision hereof to the contrary, no Shares shall be required to be issued with respect to an Option unless counsel for the Company shall be reasonably satisfied that such issuance will be in compliance with applicable Federal or state securities laws.

  14. Administration.

  The Plan shall be administered by the Committee.

  (a) Committee Meetings. Any and all determinations and interpretations of the Committee shall be made either (w) by a majority vote of the Committee members at a meeting duly called, or (x) without a meeting, by the written approval of all members of the Committee.

  (b) Powers of the Committee. Subject to the provisions of the Plan, the Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations under, and the interpretations of, any provision of the Plan or an Option by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive. Without limiting the generality of the foregoing, the Committee, in its sole discretion, shall have the authority: to (i) conclusively interpret the Plan provisions; (ii) prescribe, amend and rescind rules and regulations relating to the Plan and make individual decisions as questions arise, including, without limitation, the acceleration of the Vesting date, or both; (iii) rely upon employees of the Company for such clerical and record-keeping duties as may be necessary in connection with the administration of the Plan; and (iv) make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

  (c) Effect of Committee's Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees of any Options granted under the Plan.

  (d) Indemnification. No member of the Committee shall be liable for any action taken or omitted to be taken by him or by any other member of the Committee with respect to the Plan, and to the extent of liabilities not otherwise insured under a policy purchased by the Company, the Company does hereby indemnify and agree to defend and save harmless any member of the Committee with respect to any liabilities asserted or incurred in connection with the exercise and performance of their powers and duties hereunder, unless such liabilities are judicially determined to have arisen out of such member's gross negligence, fraud or bad faith. Such indemnification shall include attorney's fees and all other costs and expenses reasonably incurred in defense of any action arising from such act of commission or omission. Nothing herein shall be deemed to limit the Company's ability to insure itself with respect to its obligations hereunder.

  15. Tax Withholding. On or immediately prior to the date on which an Option is exercised, the Optionee shall be required to pay to the Company, in cash or in Shares (including, but not limited to, the reservation to the Company of the requisite number of Shares otherwise payable to such Optionee with respect to such Option) the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding requirements, and the collection of employment taxes, if applicable; provided, further, that the Committee may require that such payment be made in cash.

  16. Interpretation. If any provision of the Plan is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

    (a) THIS PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

    (b) Headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Plan.

    (c) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

  17. Amendment and Discontinuation of the Plan. The Board, or the Committee (subject to the prior written authorization of the Board), may from time to time amend or terminate the Plan or any Option; provided, however, that (except to the extent provided in SECTION 11 hereof) no such amendment may, without approval by the shareholders of the Company, (A) increase the number of Available Shares or change the class of Eligible Persons, (B) permit the granting of Options which expire beyond the maximum period described in SUBSECTION 9(A)(V), or (C) extend the termination date of the Plan as set forth in SECTION 18; and provided, further, that (except to the extent provided in SUBSECTION 9(B) hereof) no amendment or termination of the Plan or any Option issued hereunder shall, except as specifically permitted in any Option, substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

  18. Effective Date and Termination Date. The Plan shall be effective as of its Effective Date, and shall terminate on January 26, 2005.

                                          AmeriCredit Corp.

                                          _____________________________________

--------------------------------------------------------------------------------

                               AMERICREDIT CORP.
                               200 BAILEY AVENUE
                            FORT WORTH, TEXAS 76107

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Clifton H. Morris, Jr., Michael R. Barrington and Daniel E. Berce, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of the common stock of AmeriCredit Corp. (the "Company"), held of record by the undersigned on September 11, 1998, at the Annual Meeting of Shareholders of the Company to be held on November 4, 1998, and any adjournments thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 5.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

--------------------------------------------------------------------------------
                                                               Please mark
                                                              your votes as  [X]
                                                               indicated in
                                                               this example

Proposal to elect as Directors of the Company the following persons to hold office until the next annual election of Directors by the shareholders or until their successors have been duly elected and have qualified.

        FOR all nominees                 WITHHOLD AUTHORITY to vote
        listed below    [ ]              for all nominees listed below     [ ]

        Nominees:   Clifton H. Morris, Jr., Michael R. Barrington, Daniel E.
                    Berce, Edward H. Eastman, A.R. Dike, Douglas K. Higgins,
                    James H. Greer, Kenneth H. Jones, Jr.
        (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

        ------------------------------------------------------------------------
      Proposal to amend the                     3. Proposal to adopt the 1998
      AmeriCredit Corp. Employee                   Limited Stock Option Plan
      Stock Purchase Plan.                         For AmeriCredit Corp.

     FOR     AGAINST      ABSTAIN                  FOR     AGAINST      ABSTAIN
     [ ]       [ ]          [ ]                    [ ]       [ ]          [ ]


     4. Proposal to ratify the appointment of PricewaterhouseCoopers as accountants for the fiscal year ending June 30, 1999.

                       FOR     AGAINST      ABSTAIN
                       [ ]       [ ]          [ ]

     5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                        (Please sign exactly as name appears
                                        hereon. Proxies should be dated when
                                        signed. When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney, as executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for a corporation. If shares are registered in more than one name, each joint owner should sign.)

                                        Dated:                          , 1998
                                              --------------------------

                                        ---------------------------------------
                                                       Signature

                                        ---------------------------------------
                                                Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE